Exhibit 8.1

List of subsidiaries and affiliated entities of the Registrant

Subsidiaries	Place of Incorporation	Ownership Interest

TuanChe Information Limited	Hong Kong	100%

TuanYuan Internet Technology (Beijing) Co., Ltd.	PRC	100%

Longye International Limited	Cayman Islands	100%

Long Ye Information Technology Limited	Hong Kong	100%

Beijing Sangu Maolu Information Technology Co., Ltd.	PRC	100%

Major VIEs	Place of Incorporation	Ownership Interest

TuanChe Internet Information Service (Beijing) Co., Ltd.	PRC	100%

Best Cars Limited	British Virgin Islands	100%

Shenzhen Drive New Media Co., Ltd.	PRC	100%

Beijing Internet Drive Technology Co., Ltd.	PRC	100%

Major subsidiaries of VIEs	Place of Incorporation	Ownership Interest

Beijing Zhongrui Guochuang Automobile Sales & Service Co., Ltd.*	PRC	100%

TuanChe (Beijing) Automobile Sales & Service Co., Ltd.	PRC	100

Beijing GuoHeng Chuangxin Automobile Sales & Service Co., Ltd.	PRC	100%

Tengzhou GuoChuang Automobile Sales & Service Co., Ltd.	PRC	100%

Tianjin Hengyuan Chuangxin Automobile Sales Co., Ltd.	PRC	100%

* On June 22, 2018, Zhongrui Guochuang was restructured from being a VIE of TuanYuan to a subsidiary of TuanChe Internet.